Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Director, Investor Relations, Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Corporation Announces Second Quarter 2018 Financial Results

San Clemente, CA – August 2, 2018  – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel surgical devices and sustained pharmaceutical therapies designed to transform the treatment of glaucoma, today announced financial results for the second quarter ended June 30, 2018.  Key highlights include:

•	Achieved 5% net sales growth to $43.2 million in the second quarter of 2018, compared to $41.3 million in the second quarter of 2017.
•	Reported gross margin of approximately 86% in the second quarter of 2018, compared to approximately 87% in the second quarter of 2017.
•	Raised 2018 net sales guidance to $162 million to $166 million, versus previous guidance of $160 million to $165 million.
•	Obtained U.S. FDA approval of the iStent inject®, and accelerated the iDoseTM Travoprost U.S. pivotal study efforts to target FDA approval in 2021-2022, one year earlier than previously targeted.

“We are very pleased with the company’s continued solid execution through the second quarter, both in the U.S. and international markets, which allowed us to raise our 2018 revenue guidance,” said Thomas Burns, Glaukos president and chief executive officer.  “In addition to achieving record quarterly revenue in the second quarter, we also accomplished a pivotal milestone with U.S. FDA approval of the iStent inject Trabecular Micro-Bypass System, our next-generation trabecular micro-bypass device. Trained surgeons have already successfully completed several initial iStent inject procedures and we are excited to commence full commercial launch activities later this month. iStent inject not only represents a compelling new treatment option for U.S. ophthalmic surgeons and their patients, but also further strengthens our leadership position in the growing Micro-Invasive Glaucoma Surgery market.”

Second Quarter 2018 Financial Results

Net sales rose 5% in the second quarter of 2018 to $43.2 million, compared to $41.3 million in the same period in 2017.

Gross margin for the second quarter of 2018 was approximately 86%,  compared to approximately 87% in the same period in 2017.

Operating expenses for the second quarter of 2018 rose 4% to $41.2 million, compared to $39.6 million in the same period in 2017, which included a $5.3 million in-process R&D charge. The year-over-year increase reflected primarily growth in domestic sales, marketing and administrative personnel and expenses, the company’s ongoing expansion of its global direct sales infrastructure,  and increased spending associated with pharmaceutical research and clinical trials.

Loss from operations in the second quarter of 2018 was $4.2 million compared to a loss of $3.9 million in the second quarter of 2017, which included the $5.3 million in-process R&D charge.  Net loss in the second quarter of 2018 was $5.4 million, or $0.15 per diluted share, compared to net loss of $3.3 million, or $0.10 per diluted share, in the second quarter of 2017.

2018 Revenue Guidance

The company raised its 2018 net sales guidance to $162 million to $166 million, versus previous guidance of $160 million to $165 million.

Pipeline Update

The company announced it has accelerated the iDose Travoprost U.S. pivotal study efforts to target FDA approval in 2021-2022, one year earlier than previously targeted, advancing this study ahead of the iStent® SA where FDA approval will now be targeted by 2023. In addition, the company finalized the iStent infinite TM 510(k) U.S. pivotal trial protocol with the FDA.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results and provide additional information about the company’s financial outlook.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 866-393-4306 (U.S.) or 734-385-2616 (international) and enter Conference ID 7791765.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel surgical devices and sustained pharmaceutical therapies designed to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent Trabecular Micro-Bypass Stent, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent inject is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, uncertainties about our  dependence on the success and market acceptance of the iStent and the iStent inject; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products both in the United States and internationally; our ability to bring our pipeline products to market; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent,  the iStent inject or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for 2017 and will also be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which we expect to file on or before August 9, 2018. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$43,161	$41,285	$83,294	$77,192
Cost of sales	6,160	5,522	11,946	10,702
Gross profit	37,001	35,763	71,348	66,490
Operating expenses:
Selling, general and administrative	28,638	24,675	55,793	46,156
In-process research and development	-	5,320	-	5,320
Research and development	12,611	9,633	23,517	18,575
Total operating expenses	41,249	39,628	79,310	70,051
Loss from operations	(4,248)	(3,865)	(7,962)	(3,561)
Non-operating (expense) income:
Interest income	505	311	978	603
Other (expense) income, net	(1,644)	275	(1,109)	612
Total non-operating (expense) income	(1,139)	586	(131)	1,215
Loss before taxes	(5,387)	(3,279)	(8,093)	(2,346)
Provision for income taxes	11	22	16	77
Net loss	$(5,398)	$(3,301)	$(8,109)	$(2,423)
Basic net loss per share	$(0.15)	$(0.10)	$(0.23)	$(0.07)
Diluted net loss per share	$(0.15)	$(0.10)	$(0.23)	$(0.07)
Weighted average shares used to compute basic net loss per share	34,942	34,322	34,778	34,234
Weighted average shares used to compute diluted net loss per share	34,942	34,322	34,778	34,234

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,941	$24,508
Short-term investments	95,207	94,506
Accounts receivable, net	17,089	16,656
Inventory, net	13,812	11,222
Prepaid expenses and other current assets	4,336	2,568
Total current assets	155,385	149,460
Property and equipment, net	12,057	11,794
Intangible assets, net	1,311	3,147
Deferred tax asset, net	235	235
Deposits and other assets	2,102	1,200
Total assets	$171,090	$165,836

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,611	$6,244
Accrued liabilities	16,655	20,449
Deferred rent	105	95
Total current liabilities	20,371	26,788
Other liabilities	2,186	846
Total liabilities	22,557	27,634

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000 authorized; 35,166 and 34,647 shares issued and 35,138 and 34,619 shares outstanding at June 30, 2018 and December 31, 2017, respectively	35	35
Additional paid-in capital	348,611	331,073
Accumulated other comprehensive income (loss)	311	(591)
Accumulated deficit	(200,292)	(192,183)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	148,533	138,202
Total liabilities and stockholders’ equity	$171,090	$165,836

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